For the semi-annual period ended (a) February 28, 1997
File number: 811-4024

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     A Special Meeting of Shareholders was held on October 30, 1996. At such meeting the shareholders approved the following proposals:


     a)   Approval of the election of Edward D.  Beach,
          Eugene C. Dorsey, Delayne D. Gold, Robert  F.
          Gunia,  Harry  A.  Jacobs,  Jr.,  Donald   D.
          Lennox,  Mendal A. Melzer, Thomas T.  Mooney,
          Thomas H. O'Brien, Richard A. Redeker,  Nancy
          H. Teeters, and Louis A. Weil as Directors of the Fund each to hold office until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or
          (ii)  their  terms expire in accordance  with
          the Fund's retirement policy.

     b)   Approval  of  an  amendment  of  the   Fund's
          investment restriction to permit an  increase
          in  the  borrowing capabilities of  the  Fund
          which  would allow the Fund to borrow  up  33
          1/3% of the value of its total assets.


          Affirmative               Negative
          votes    cast                  votes     cast
Abstain
          86,313,260                         14,326,090
7,601,456